UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2015

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-02217 (Commission File Number)	58-0628465 (IRS Employer Identification No.)

One Coca-Cola Plaza Atlanta, Georgia (Address of principal executive offices)	30313 (Zip Code)

Registrant’s telephone number, including area code: (404) 676-2121

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Coca-Cola Company (the “Company”) announced that, effective August 13, 2015, James Quincey, age 50, has been named President and Chief Operating Officer of the Company. Mr. Quincey joined the Company in 1996 as Director, Learning Strategy for the Latin America Group. He moved to Mexico as Deputy to the Division President in 1999, became Region Manager for Argentina and Uruguay in 2000, and then served as General Manager of the South Cone region (Argentina, Chile, Uruguay and Paraguay) in 2003. Mr. Quincey was appointed President of the South Latin Division in December 2003 and President of the Mexico Division in December 2005. From October 2008 to January 2013, he served as President of the Northwest Europe and Nordics business unit. Mr. Quincey was appointed President of the Europe Group effective January 1, 2013 and served in that role until his appointment to his current position.

On August 12, 2015, the Company provided a letter to Mr. Quincey to confirm his new position and primary compensation elements. Pursuant to the letter, Mr. Quincey’s new base salary was effective as of the date of appointment and he will continue to be eligible to participate in the Company’s Performance Incentive Plan and Long-Term Incentive program and will continue to be subject to the Company’s share ownership guidelines. Mr. Quincey will receive a special one-time restricted stock unit grant with an estimated value of $3 million, subject to the terms and conditions set forth in the letter and applicable award agreement. Mr. Quincey will participate in the Global Mobility Policy for a period of two years.  Details regarding base salary determinations, the Performance Incentive Plan and the Long-Term Incentive program are included in the Compensation Discussion and Analysis section of the Company’s definitive proxy statement for the 2015 Annual Meeting of Shareowners filed with the Securities and Exchange Commission on March 12, 2015 (the “2015 Proxy Statement”).

On August 13, 2015, the Company announced that Ahmet C. Bozer, Executive Vice President of the Company and President of Coca-Cola International, will be retiring from the Company in March 2016.  Mr. Bozer will no longer serve as President of Coca-Cola International effective August 13, 2015, and will continue to serve as Executive Vice President of the Company through his retirement on March 31, 2016.

On August 12, 2015, the Company and Mr. Bozer entered into a separation agreement detailing the terms of his retirement.  The agreement provides that Mr. Bozer will receive severance benefits under the terms of The Coca-Cola Severance Pay Plan, an annual incentive for 2015 and a prorated award for 2016 under the standard terms of the Performance Incentive Plan, and be eligible for the special equity program with respect to all equity awards granted prior to 2013. For equity awards granted in 2013 and after, the existing terms of the plans and related agreements apply. Mr. Bozer’s retirement benefits will consist of those benefits accrued and vested under the standard terms and conditions of the plans in which he participates. Mr. Bozer will receive outplacement services. In connection with the Separation Agreement, on August 12, 2015, Mr. Bozer entered into a Full and Complete Release and Agreement on Competition, Trade Secrets and Confidentiality.

The foregoing descriptions of the letter and agreements with Mr. Quincey and Mr. Bozer, respectively, are qualified in their entirety by the applicable documents, copiesof which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference. The Company’s August 13, 2015 press release announcing the appointment of Mr. Quincey and retirement of Mr. Bozer is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d)                                 Exhibits

10.1                        Letter, dated August 12, 2015, from the Company to James Quincey

10.2                        Separation Agreement and Full and Complete Release and Agreement on Competition, Trade Secrets and Confidentiality between The Coca-Cola Company and Ahmet C. Bozer, dated August 12, 2015.

99.1                        Press Release of The Coca-Cola Company dated August 13, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE COCA-COLA COMPANY
(REGISTRANT)

Date: August 12, 2015	By:	/s/ Ceree Eberly
Ceree Eberly
Senior Vice President and
Chief People Officer